Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL ANNOUNCES

FIRST QUARTER RESULTS

Company Raises Guidance Based on Successful First Quarter

First Quarter Highlights:

•     17% U.S. same-facility volume growth

•     Entered into two new joint ventures with not-for-profit health systems

•     22 of 44 U.S. facilities in partnerships with not-for-profit health systems

•     Acquired surgery center in Austintown, Ohio, in April

•     2 de novo facilities commenced operation

•     5 de novo facilities under development

•     Joel Allison added to Board of Directors

Dallas, Texas (April 30, 2002) — United Surgical Partners International, Inc. (Nasdaq/NM:USPI) today announced results for the first quarter ended March 31, 2002.

For the first quarter ended March 31, 2002, net revenues were $75.1 million, up 40% from $53.8 million a year ago.  Net income attributable to common stockholders for the quarter totaled $4.7 million, or $0.19 per diluted share, versus a net loss attributable to common stockholders of $392,000, or $0.04 per diluted share, in the prior-year period.  Earnings before interest, taxes, depreciation and amortization less minority interests increased 60% to $18.2 million in the first quarter of this year versus $11.4 million for the same period last year.  Results for the quarter were driven by increases in domestic same-facility surgical cases of 17% and domestic net revenue per case of 5%.

Commenting on first quarter results, Donald E. Steen, United Surgical Partners International’s chairman and chief executive officer, said, “We have exceeded expectations. Our performance is a result of robust U.S. same-facility surgical case growth and the strength of our relationships with not–for-profit health systems. Based upon the financial and operating results we generated in the first quarter, we are on pace to exceed our previous guidance, released February 11th, 2002, for the remainder of the year.”

In addition, Mr. Steen stated, “In Western Europe, as expected, volume for the first quarter of 2002 was affected by the Easter holidays, which resulted in fewer elective cases being performed during the final week of March.  Last year, the Easter holidays, which have a significant impact on elective surgeries in Europe, occurred in April.  Accordingly, volumes this April are up significantly compared with last year.   Therefore, we are increasing our guidance for company-wide case growth for the entire year of 2002.”

During the first quarter of 2002, the Company entered into two additional not-for-profit hospital system joint venture agreements.  Under the terms of both agreements, the parties will initially operate one freestanding surgical facility, but will continually evaluate the feasibility of adding centers or surgical specialty hospitals in their respective markets.  The Company entered into a joint venture with Memorial Hermann Healthcare System that will initially operate Sugar Land Surgical Hospital, located in Sugar Land, Texas, a suburb of Houston and a market in which the Company already has three surgical facilities.

In addition, United Surgical Partners International entered into a joint venture agreement with Northside Hospital and Northside Hospital-Cherokee. This joint venture will initially operate Advanced Surgery Center in Canton, Georgia, a suburb of Atlanta.  With the formation of these two joint ventures, United Surgical Partners International now operates 22 of 44 U.S. facilities in partnership with not–for-profit health systems.  The Company operates an additional nine facilities in markets where it has recently formed joint ventures and expects to eventually include these facilities in these joint ventures.

Also during the first quarter, the Company expanded its Board of Directors to 11 members through the addition of Joel T. Allison, whose career spans three decades in healthcare.  Mr. Allison is president and chief executive officer of Dallas-based Baylor Health Care System, one of the nation’s largest private healthcare systems.

Subsequent to the close of the first quarter, the Company acquired a minority ownership interest in the Austintown Ambulatory Surgery Center in Austintown, Ohio, with a future option to acquire a majority ownership interest in the facility.  Concurrent with United Surgical Partners International’s investment, a physician partnership was formed and a facility expansion was initiated.

In closing, Mr. Steen added, “We are pleased with our accomplishments during the first quarter of this year, and we look forward to the benefit of Joel Allison’s expertise and guidance on our Board as we continue to pursue joint ventures with major not-for-profit hospital systems. We are excited about the number of opportunities before us, but, as always, we will remain disciplined and focused on creating shareholder value.”

Given the first quarter results and the Company’s successful acquisition program to date, the Company is raising its previously announced guidance as follows ($ in millions, except per share data):

	Fiscal 2002 (Previous)	Fiscal 2002 (Current)	Fiscal 2003

Revenues	$282 - $290	$285 - $295	$330 - $340
EBITDA	$77 - $78.5	$80 - $82	$93 - $95
EBITDA less minority interest	$67 - $68.5	$70 - $72	$82 - $84
Earnings per share — diluted	$0.52 - $0.55	$0.56 - $0.60	$0.75 - $0.80

Company-wide same-facility case growth	8 - 9%	9 - 11%	8 - 9%
Company-wide same-facility revenue growth	10 - 12%	12 - 16%	10 - 12%

Depreciation and amortization	$22 - $24	$22 - $24	$23 - $25
Interest expense	$22 - $24	$22 - $24	$24 - $26
Effective tax rate	35%	35%	35%

The guidance for fiscal years 2002 and 2003 only includes acquisitions completed through April 30, 2002, and de novo facilities (developments under construction).  The Company will update guidance as significant future acquisitions are completed.  The Company’s full year guidance on adding facilities in 2002 and 2003 is:

	Fiscal 2002 (Previous)	Fiscal 2002 (Current)	Fiscal 2003
De novo developments	4 - 6	5 - 6	5 - 6
Acquisitions	3 - 4	5 - 6	4 - 5

The live broadcast of United Surgical Partners International’s first quarter conference call will begin at 11:00 a.m. Eastern Time on April 30, 2002.  A 30-day online replay will be available approximately two hours following the conclusion of the live broadcast.  A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.companyboardroom.com.

United Surgical Partners International, headquartered in Dallas, Texas, owns and operates 55 surgical facilities in the United States, Spain and the United Kingdom.  Of these facilities, the Company operates 22 domestic facilities through strategic relationships with ten major not–for–profit healthcare system partners

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Therefore, the Company’s actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

UNITED SURGICAL PARTNERS

INTERNATIONAL, INC.

Unaudited Condensed and Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2002	2001

Revenues	$75,078	$53,838

Operating expenses:
Salaries, benefits and other employee costs	19,116	14,200
Medical services and supplies	14,396	11,678
Other operating expenses	13,701	9,333
General and administrative expenses	5,896	5,211
Provision for doubtful accounts	1,129	562
Depreciation and amortization	5,656	5,590
Total operating expenses	59,894	46,574

Operating income	15,184	7,264
Interest expense, net	(5,620)	(4,531)
Other	(47)	(16)
Income before minority interests	9,517	2,717
Minority interests in income of consolidated subsidiaries	(2,688)	(1,435)
Income before income taxes	6,829	1,282
Income tax expense	(2,126)	(761)
Net income	4,703	521
Preferred stock dividends	—	(913)

Net income (loss) attributable to common stockholders	$4,703	$(392)

Net income (loss) per share attributable to common stockholders:
Basic earnings (loss) per share	$0.20	$(0.04)
Diluted earnings (loss) per share	$0.19	$(0.04)

Weighted average number of common shares:
Basic	24,107	10,130
Diluted	25,124	10,130

Supplemental Data:
EBITDA less minority interests	$18,152	$11,419
Facilities operated at period end	54	44

UNITED SURGICAL PARTNERS

INTERNATIONAL, INC.

Unaudited Condensed and Consolidated Balance Sheets

(in thousands)

	Mar. 31, 2002	Dec. 31, 2001

ASSETS

Current assets:
Cash and cash equivalents	$25,338	$33,881
Accounts receivable, net of allowance for doubtful accounts of $4,381 and $4,726 respectively	32,400	27,546
Other receivables	30,993	30,579
Inventories	5,856	5,685
Other	11,868	12,762
Total current assets	106,455	110,453

Property and equipment, net	222,015	211,601
Investments in affiliates	14,573	12,328
Intangible assets, net	229,028	215,809
Other	9,070	6,666

Total assets	$581,141	$556,857

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$21,955	$20,633
Accrued expenses and other	47,711	38,895
Current portion of long-term debt	9,958	10,640
Total current liabilities	79,624	70,168

Long-term debt	238,824	228,041
Other liabilities	15,534	16,047
Total liabilities	333,982	314,256

Minority interests	17,012	16,075

Stockholders’ equity:
Common stockholders’ equity	230,147	226,526

Total liabilities and stockholders’ equity	$581,141	$556,857

UNITED SURGICAL PARTNERS

INTERNATIONAL, INC.

EBITDA Less Minority Interests

(in thousands)

	Three Months Ended March 31,
	2002	2001

Operating income	$15,184	$7,264

Depreciation and amortization	5,656	5,590

Minority interests in income of consolidated subsidiaries	(2,688)	(1,435)

EBITDA Less Minority Interests	$18,152	$11,419

UNITED SURGICAL PARTNERS

INTERNATIONAL, INC.

Key Operating Statistics

	Three Months Ended March 31,
	2002	2001	% Change
Same-facility Statistics:

Cases — United States	36,169	31,048	16.5%

Net revenue/case — United States	$1,490	$1,415	5.3%

Facility EBITDA margin — United States	35.3%	33.4%	190	bps

Adjusted admissions — Western Europe (1)	24,524	24,709	(0.7)%

Net revenue/adjusted admission — Western Europe	$1,305	$1,237	5.5%

Net revenue/adjusted admission — Western Europe (at constant currency translation rates)	$1,305	$1,189	9.8%

Facility EBITDA margin — Western Europe (1)	25.4%	26.9%	(150	)bps

Consolidating-facility Statistics:

Total cases — United States	25,729	15,895	61.9%

Total adjusted admissions - Western Europe	24,524	23,200	5.7%

(1)       First quarter admissions and EBITDA margin for Western European facilities were slightly lower compared with the prior year due to the Easter holidays occurring within the first quarter of 2002 as opposed to the second quarter of the prior year.